UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 7, 2013

Xtreme Oil & Gas, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53892	20-8295316
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5700 W. Plano Parkway, Suite 3600, Plano TX 75093

(Address of Principal Executive Offices)

(214) 432-8002

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets
Item 3.02 Unregistered Sales of Equity Securities
Item 5.01 Changes in Control of Registrant

On November 7, 2013, Xtreme Oil & Gas (the “Company”) sold 55 shares of redeemable preferred B stock (the “Preferred Stock”) and 55,000,000 shares of common stock (the “Common Stock”, together with the Preferred Stock, the “Securities”) to Southport Lane, LP, through its subsidiaries, and Southport Lane Equity II, LLC, a wholly owned subsidiary of Southport Lane, LP, respectively, in exchange for an aggregate of $5,500,000.  The issuance of the Securities was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended.  The Preferred Stock accrues an annual dividend of $6,750 per share.  The Preferred Stock is redeemable by the Company at any time prior to November 16, 2016.  Southport Lane Equity II, LLC may convert the Preferred Stock following the 3rd anniversary of the date of issuance.  The Preferred Stock is convertible at $.0144, 120% of the closing bid price of the Company’s common stock on November 1, 2013.

Southport Lane Equity II now owns approximately 90% of the Company’s outstanding common stock and is the controlling shareholder of the Company.  Southport Lane Equity II, LLC used its available cash, as capitalized by its parent, Southport Lane, LP, to fund its purchase of the Common Stock.  There was not a controlling party of the Company prior to this investment by Southport Lane Equity II, LLC.

On November 12, 2013 Xtreme Oil & Gas, Inc. acquired all of the issued and outstanding capital stock of Massive Interactive, Pty ( “Massive”), a proprietary limited company organized under the laws of New South Wales, Australia, from the shareholders of Massive in exchange for $4,400,000 pursuant to a stock purchase agreement dated October 17, 2013.  The other terms and conditions of the agreement were customary and standard.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 12, 2013, the Company's board of directors (the "Board") appointed Richard Bailey to serve as a member of the Board. Richard Bailey is a Managing Director at Southport Lane Management, LLC, the General Partner of Southport Lane, LP.  Please see the disclosure in the foregoing Items 1.01, 2.01, 3,02 and 5.01 which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2013

Xtreme Oil & Gas, Inc.

/s/ Nicholas DeVito

Nicholas DeVito, Chief Executive Officer

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